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ASURE SOFTWARE CITES FACTS TO CORRECT PINNACLE/RED OAK STATEMENTS

AUSTIN, Texas, July 16, 2009 — Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, today released the following facts in response to many statements propagated by the dissident group led by Pinnacle/Red Oak and David Sandberg in their communications to stockholders.

BASE YOUR DECISION ON FACTS NOT FICTION!

Pinnacle Fund/Red Oak Partners and David Sandberg, in connection with their ongoing campaign to gain support for their nominees for Asure Software’s Board of Directors, continue to make statements about the Company and its management with which we disagree.  We feel our stockholders have the right to know the truth so they can base their decisions on complete and accurate information.

To that end, we have addressed — and corrected — several of Pinnacle/Red Oak’s most recent statements.  We leave it to you, our stockholders, to decide whether Pinnacle/Red Oak’s statements are intentional and calculated misrepresentations, just careless and irresponsible deviations from the truth, or simply a matter of debate and disagreement.

PINNACLE/RED OAK FICTION #1: “ASUR’s iEmployee division … was an independent, growing and thriving company (before ASUR acquired it in 2007).”

FACT: iEmployee was not a growing and thriving business when Asure acquired it in 2007.

At the time, iEmployee had little to no cash, did not follow GAAP accounting standards, was bloated in headcount, lacked effective sales and marketing programs, and suffered from high customer attrition rates.  All of this occurred during the watch of two Pinnacle/Red Oak nominees for your Board — Pat Goepel and Bob Graham — who were board members of iEmployee at the time.  Asure purchased iEmployee at a fair price, given the broken condition of the business, and has worked ever since to fix it and position it to reach its full potential.

PINNACLE/RED OAK FICTION #2:  Characterizing the compensation paid to the Chairman’s son and amounts reimbursed for executives’ physicals at the Cooper Clinic in Dallas as “questionable” and implying these expenditures constitute “wasteful spending.”

FACT: Pinnacle/Red Oak characterized these payments and expenses as “questionable” and “wasteful” without having any knowledge or estimates of these payments and expenses.

It is difficult to understand how Pinnacle/Red Oak can responsibly characterize these payments and expenses without the benefit of any of the relevant facts.

FACT: Asure has spent an average of $749 per executive per year for the cost of annual physicals at the Cooper Clinic.

As is standard practice at many companies, Asure offers a nominal wellness benefit to its three executives in the form of coverage for the cost of an annual physical.  Over the past seven years, the Company has reimbursed a total of $15,742 for executives’ visits to the Cooper Clinic for these physicals, which comes to an average of $749 per year for each executive.  This expense is quite modest, and it provides a real benefit to the Company by helping to protect the health of its executive team and possibly avoiding additional health-related expenses.

FACT: Jeremy Snyder, son of Chairman Richard Snyder, is an inside sales representative for Asure whose total compensation averages $67,000 per year.

Jeremy Snyder’s base pay is $40,500 per year, and the rest of his compensation comes from performance-based commissions.  He has six years of experience and his pay is at the median point of the scale for our inside sales team.  The Company diligently sets compensation levels for all employee positions commensurate with the market for each position, using third-party data sources such as ADP to determine market comparables.  Pinnacle/Red Oak has not publicly commented on the salary and benefits of any other non-executive employee, but rather has focused solely on Jeremy Snyder.  We believe it is inappropriate for Pinnacle/Red Oak to question the integrity of Company management by focusing on the employment of the Chairman’s son when Pinnacle/Red Oak has absolutely no knowledge of the particulars of the arrangement and otherwise no basis in fact for doing so.

PINNACLE/RED OAK FICTION #3: “We believe ASUR has paid more than it should have already in audit fees.”

FACT: The Company’s $420,000 in audit fees for fiscal 2008 were uncharacteristically high as a result of the iEmployee acquisition and the Company’s initial compliance with Section 404 of the Sarbanes-Oxley Act.

To imply that the accounting fees Asure paid in fiscal 2008 are representative of a typical year is misleading.  Accounting costs related to the iEmployee acquisition and Sarbanes-Oxley were one-time costs that the Company does not expect to encounter again.  By contrast, in the three years prior to fiscal 2008, the Company spent $240,000, $242,000 and $253,150 on accounting fees, which are similar to fees typically paid by comparable-sized companies.  The Company expects its accounting fees for fiscal 2009 to be more aligned with these historical figures.  Audit fees are always approved in advance by the Company’s independent audit committee.

PINNACLE/RED OAK FICTION #4: Citing performance results that are irrelevant to the Company’s current business model.

FACT: Pinnacle/Red Oak’s references to total losses incurred by the Company since 2003 cover a time period during which the Company’s operations were not comparable to its current business model.  Most of this period also is irrelevant to the dissident group’s relatively brief involvement as stockholders.

The Company has exited legacy businesses that were facing eroding market demand and relevancy, eliminated 93% of expenses, and integrated two strategic acquisitions — NetSimplicity and iEmployee — in its planned, multi-year transformation to serve high-growth, high-margin markets.  As a still-young tech start-up, Asure successfully achieved its stated strategic goal of becoming a pure-play software company in the first quarter of fiscal 2008, when it sunset its intellectual property licensing practice.  During the more relevant time period since then, the Company’s losses have totaled approximately $9.8 million.  At the same time, the Company has reduced its cash flow burn rate and has plans to break even by the end of this calendar year, with the objective of reaching $30 million in revenues and 10% profit exiting fiscal 2013.

PINNACLE/RED OAK FICTION #5: “The incumbent Board and management have ignored shareholder concerns and limited discussion with holders.”

FACT: Asure has an excellent and demonstrated history of transparency and full disclosure to stockholders.

Pinnacle/Red Oak and Mr. Sandberg have falsely reported that Asure refused to allow questions on our most recent quarterly earnings conference call.  On these calls, our long-time policy is to take questions from analysts and registered brokers only.  Private investors are not and never have been eligible to ask questions on our earnings calls.  On our June 18, 2009, conference call, the only qualified party in the queue to ask a question was Red Oak, and even Mr. Sandberg has agreed that Red Oak’s participation on the call could be deemed inappropriate, given the adversary relationship resulting from their instigation of the proxy fight.

The Board’s dedication to sound corporate governance, transparency and full disclosure cannot be questioned.  The Company has submitted all necessary regulatory filings and disclosures and has not had a financial restatement or audit adjustment in the past 10 years.

FACT: The Board of Directors of Asure Software and its management team are committed to maintaining an open dialogue with all its stockholders and potential investors.

The leadership team of Asure Software is — and always will be — available for an open discussion with any stockholder (of any sized holdings) or other parties who are interested in our business. We are available for communication via phone, e-mail and letter, and can make arrangements for face-to-face meetings when appropriate. Our commitment to listen to any and all concerns, as well as answer any and all questions to the best of our ability, remains unchanged.  That’s why we find it particularly ironic that Pinnacle/Red Oak has refused to accept our invitations to meet with us and the entire Asure Board in Austin, Texas.

PINNACLE/RED OAK FICTION #6: “We believe it’s in the shareholder’s best interest to be represented by Board members who own significant amounts of stock and thus share more directly in the results of their decisions.”

FACT: The ownership stake of Asure’s directors is appropriate and aligns their interests with other stockholders.

Asure’s current directors have significant “skin in the game” in the form of stock ownership, and this has been the case far longer than Pinnacle/Red Oak’s relatively recent entry into the game.  Our directors have demonstrated their commitment to creating long-term value, while Pinnacle/Red Oak has never articulated a plan for the business.  The current Board is experienced, but not entrenched.  Excluding President and CEO Nancy Harris who was just recently named a director of the Company, our directors have an average tenure of eight years on the Board.  According to Directors and Boards magazine, the current average tenure for directors at public companies is approximately nine years.

While Pinnacle/Red Oak suggests that having more stock ownership among the directors is better for a company, many experts disagree.  Such ownership can lead to short-term thinking (similar to that of a hedge fund) which may not be in the best long-term interests of a company and its shareholders.  Fran Stoller, a corporate and securities partner in the New York office of Loeb & Loeb

LLP, wrote recently that increasing director ownership is based on “the largely unexplored yet persistent belief that this will improve board (and, implicitly, corporate) performance.”  Unless empirical support for this premise is presented, Stoller says, corporations need to be mindful that stock ownership, in and of itself, does not necessarily lead to exemplary behavior among directors and may actually impair independent judgment, as well as provide a barrier to board diversity.

PINNACLE/RED OAK FICTION #7: “(Asure directors) have re-priced their own options not once but twice.”

FACT: Asure has NEVER re-priced options for its directors.  It has re-priced stock options for employees to maintain an important incentive program.

The Company re-priced these options to better reflect current share price levels as a continued incentive for employees at a time when no pay increases were being given and the cash bonus program had been suspended.  As other companies have done when faced with similar declines in stock prices, we wanted to ensure that the options were priced in such a way that they remained a true incentive for employees.  These options were re-priced according to U.S. GAAP standards and all appropriate disclosures were made to the Company’s auditors, the SEC and to stockholders.  We have never re-priced options for directors.

PINNACLE/RED OAK FICTION #8: “The incumbent Board has allowed the payment of consulting fees to a director without shareholder approval and without detailed disclosure (other than the amounts paid).”

FACT: Paying consulting fees to a director does not require shareholder approval and Asure did disclose to the SEC the nominal fees paid to one of its directors for a brief consulting engagement related to the iEmployee acquisition in 2007.

PINNACLE/RED OAK FICTION #9: “Asure disclosed in their lawsuit that they now have just over $8 million in cash and thus have burned a whopping $3 million in shareholder money in just 2 months since the April 30 quarter ended.”

FACT: Asure reported $8.2 million in cash and cash equivalents and $2.9 million in short-term investments for a total of $11.1 million at quarter-end on April 30, 2009.  Pinnacle/Red Oak failed to include the short-term equivalents in its calculations, instead reporting the amount as “burned.”  This is a mistake that would not be made by experienced accountants.

Even without SEC intervention or comment, Pinnacle/Red Oak has now corrected this misrepresentation in its amended preliminary proxy statement.  However, the original misrepresentation is simply another example of Pinnacle/Red Oak’s carelessness and apparent willingness to compromise accuracy in the interest of speed when it comes to indicting the Company and its management.

CONCLUSION: The Pinnacle/Red Oak group is NOT interested in casting the Company and its management team in a favorable light.  We disagree with many things they have said and implied, and will continue to try to provide you, the stockholders, with accurate and complete information and a balanced view.

We urge you to vote FOR your Board’s nominees by signing, dating and returning the Company’s WHITE proxy card TODAY.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

Contact Information:

Jay Peterson, Asure Software: 512-437-2483

Rob Berick, Dix & Eaton: 216-241-4611

Rajeev Kumar, Georgeson Inc.:  212-440-9812

SUPPLEMENTAL INFORMATION

In connection with its upcoming Annual Meeting of Stockholders, the Company plans to file a proxy statement with the Securities and Exchange Commission.  ASURE SOFTWARE STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by the Company with the Securities and Exchange Commission in connection with the annual meeting at the Securities and Exchange Commission’s web site at www.sec.gov.  Stockholders of the Company may also obtain free copies of the proxy statement and other documents filed by the Company in connection with the annual meeting by directing a request to:  108 Wild Basin Road South, Austin, Texas 78746, Attention: Secretary.

Under applicable regulations of the Securities and Exchange Commission, certain of the Company and its directors and executive officers are deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposals to be presented by the Company at the Annual Meeting of Stockholders.  These directors and executive officers include the following:

Name and Director/Executive Officer	Beneficial Ownership (1)(2)
Richard N. Snyder	983,655	(3)(11)
James H. Wells	95,672	(4)
Lou Mazzucchelli	57,772	(5)
Richard J. Agnich	97,772	(6)
Ray R. Miles	51,772	(7)
Jay C. Peterson	276,877	(8)(11)
Nancy L. Harris	265,680	(9)(11)

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Amounts shown include shares of our common stock issuable upon exercise of certain outstanding options within 60 days after June 12, 2009.

(2)

Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 31,114,915 shares of our common stock issued and outstanding on June 12, 2009. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)	Consists of 540,772 shares held by Mr. Snyder directly and 442,933 shares which Mr. Snyder may acquire upon the exercise of options within 60 days after June 12, 2009.

(4)	Consists of 50,672 shares held by Mr. Wells directly and 45,000 shares which Mr. Wells may acquire upon the exercise of options within 60 days after June 12, 2009.

(5)	Consists of 12,772 shares held directly by Mr. Mazzucchelli and 45,000 shares which Mr. Mazzucchelli may acquire upon the exercise of options within 60 days after June 12, 2009.

(6)	Consists of 62,772 shares held directly by Mr. Agnich and 35,000 shares which Mr. Agnich may acquire upon the exercise of options within 60 days after June 12, 2009.

(7)	Consists of 16,772 shares held by Mr. Miles directly and 35,000 shares which Mr. Miles may acquire upon the exercise of options within 60 days after June 12, 2009.

(8)	Consists of 52,502 shares held by Mr. Peterson directly and 224,375 shares which Mr. Peterson may acquire upon the exercise of options within 60 days after June 12, 2009.

(9)	Consists of 115,512 shares held by Ms. Harris directly and 150,168 shares which Ms. Harris may acquire upon the exercise of options within 60 days after June 12, 2009.

(11)

All options held by the Company’s named executive officers were granted under the 1989 Stock Option Plan or the 1996 Stock Option Plan. Pursuant to these stock option plans, all options granted thereunder are immediately exercisable; however, shares issued upon exercise are subject to repurchase by the Company, at the exercise price, to the extent of the number of shares that have not vested in the event that the optionees’ employment terminates prior to all such optionees’ options becoming vested.

SOLICITATION; EXPENSES

In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram, electronic mail or other means by directors, officers and other employees of the Company who will not be specially compensated for these services.  The Company has engaged Georgeson Inc. to serve as a proxy solicitor for the Company.  The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by the Company.  The Company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries.  The Company will reimburse such persons for their reasonable expenses in connection therewith.